Exhibit 10.1

FORM - Board Advisor Agreement

This agreement (the "Agreement") is made effective as of October ___, 2021, by Starco Brands, Inc. a Nevada corporation (the "Company"), and _________ (the "Advisor").

WHEREAS, the Company's Board of Directors (the "Board") desires to obtain the advice and counsel of the Advisor regarding the Company's business and financial matters/matters within the Advisor's experience and expertise;

WHEREAS, the Board would like to engage the Advisor as an independent contractor to act as an Advisor to the Board, and the Advisor is willing to provide advice and services to the Board on the terms and conditions set forth in this Agreement;

WHEREAS, the Company has spent significant time, effort and money to develop certain Confidential Information (as defined herein) which the Company considers vital to its business and goodwill;

WHEREAS, the Company wishes to protect and preserve the confidentiality of such Confidential Information and protect it from misuse; and

WHEREAS, the Company does not desire to receive from the Advisor any information which is confidential to, or the ownership of which resides in, a third party, whether acquired prior to or subsequent to the Advisor's engagement under this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Service as an Advisor. The Advisor shall serve as an Advisor to the members of the Board on a non-exclusive basis for the term of this Agreement. The Advisor shall perform services hereunder as an independent contractor and not as an employee, agent, joint venturer or partner of the Company. The Advisor shall have no power or authority to act for, represent or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company and the Board. The Advisor agrees to take no action that expresses or implies that the Advisor has such power or authority.

2.    Duties. During the term of this Agreement, the Advisor will provide advice and counsel to the members of the Board as may be reasonably requested from time to time, including rendering the services described on Schedule 1 to this Agreement to the Board. The Advisor will report directly to the members of the Board in the course of performing the Advisor's duties, unless otherwise expressly directed by the members of the Board. As an Advisor, you will be invited to attend Advisory Board Meetings, which will be arranged on an as needed basis, and play an important role in the fund raising and strategy development of the company. In addition, your name and bio may appear in our investor materials in the Advisor section.

3.    Term. This Agreement shall have a term of three (3) years, provided that either party may terminate the Agreement, with or without reason, by written notice to delivered to the other with five (5) days advance notice, and provided further that the provisions of Section 4.2 and Section 6 shall survive any termination or expiration of this Agreement. In the event this Agreement is terminated by either party, pro rata fees and unpaid expenses through the termination date shall be paid to the Advisor promptly thereafter.

4.    Fees

4.1    As compensation for the Advisor's services under this Agreement, the Company shall pay to the Advisor the compensation described on Schedule 2 to this Agreement.

4.2    The Advisor agrees to pay all federal, state and local taxes applicable to any compensation paid to the Advisor pursuant to this Agreement. The terms and provisions of this Section 4.2 shall survive termination or expiration of this Agreement.

5.    Expenses. The Company agrees to reimburse the Advisor for reasonable out-of-pocket expenses incurred in connection with the Advisor's services, provided that such expenses were pre- approved by the Company, and the Advisor shall provide appropriate documentation of all expenses.

6.    Confidential Information; Developments; Non-Solicitation.

6.1    As used in this Agreement, "Confidential Information" means any and all confidential or proprietary technical, trade and business information furnished, in any medium, or disclosed in any form or method, including orally, by the Company to the Advisor, or discovered by the Advisor through any means, including observation, including, but not limited to, information about the Company's employees, officers, directors, suppliers, customers, affiliates, businesses and business relationships; manufacturing processes and methods, operating technique, practice, course of dealing, plan or strategy, sources of supply, customer lists and markets; sales, profits, pricing, other financial data and know-how; financial projections, business plans, marketing plans, marketing materials, logos and designs; personnel statistics; research; computer hardware and software; current and future products, designs, developments, capabilities, inventions, prototypes, models, drawings, specifications, methods and trade secrets; technical data, inventions, processes, algorithms, formulae, franchises, databases, computer programs, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates and other trade secrets; and such other information normally understood to be confidential or otherwise designated as such in writing by the Company, as well as information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Advisor. "Confidential Information" shall not include:

(a)     information that is publicly available as of the date of this Agreement; or

(b)    information that subsequently becomes publicly available or generally known in the industry through no fault of the Advisor, provided that such information shall be deemed Confidential Information until such time as it becomes publicly available or generally known.

6.2    The Advisor shall retain all Confidential Information in trust for the sole benefit of the Company, its successors and assigns, and shall comply with any and all procedures adopted from time to time to protect and preserve the confidentiality of any Confidential Information. The Advisor shall not at any time, during or after the term of this Agreement, directly or indirectly, divulge, use or permit the use of any Confidential Information, except as required by the Advisor's services under this Agreement. Advisor agrees to employ reasonable steps to protect Confidential Information from unauthorized or inadvertent disclosure, but at a minimum to the same extent as the Advisor protects the Advisor's own confidential information. Upon expiration or termination of this Agreement and upon the Company's request during the term of this Agreement, the Advisor shall promptly return any and all tangible Confidential Information (whether written or electronic) to the Company, including all copies, abstracts or derivatives thereof.

6.3    The Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Advisor or jointly with others in the course of the Advisor's performance of services under this Agreement or using the Company's Confidential Information (collectively, "Developments"). The Advisor agrees to make full and prompt disclosure to the Company of all Developments and provide all Developments to the Company. Advisor hereby assigns to the Company or its designee all of the Advisor's right, title and interest in and to any and all Developments. The Advisor agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) relating to any Developments. The Advisor shall sign all documents which may be necessary or desirable in order to protect the Company's rights in and to any Developments, and the Advisor hereby irrevocably designates and appoints each officer of the Company as the Advisor's agent and attorney-in-fact to execute any such documents on the Advisor's behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Developments. Notwithstanding anything to the contrary above, this Section 6.3 does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Advisor's own time, unless the invention relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or the invention results from any work performed by the Advisor for the Company.

6.4    The Advisor acknowledges that the Company competes with other businesses that are or could be located anywhere; that the provisions of this Agreement are reasonable and necessary to protect and preserve the Company's business interests; and that the unauthorized disclosure, use or disposition of any Confidential Information in breach of this Agreement may cause irreparable harm and significant injury for which there is no adequate remedy at law. Accordingly, the parties agree that the Company shall have the right to immediate injunctive relief in the event of any breach or threatened breach of the obligations in this Section 6, without security or bond, in addition to any other remedies that may be available to the Company at law or in equity. The terms and provisions of this Section 6 shall survive termination or expiration of this Agreement.

6.5    As additional protection for Confidential Information, Advisor agrees that during the period it is providing services under this Agreement, and for one year thereafter, Advisor will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason.

7.    Other Relationships. The Company acknowledges that the Advisor may provide business and financial consulting services and advice of the type contemplated by this Agreement to others, and that, subject to the provisions of Section 7 of this Agreement, nothing contained herein shall be construed to limit or restrict the Advisor in providing such services or advice to others.

8.    No Conflicts. The Advisor represents and warrants to the Company that the Advisor is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which the Advisor is bound.

9.    Notices. Notices are to be delivered in writing, in the case of the Company, to [______________], Attention: Ross Sklar, and in the case of the Advisor, to [______________], or to such other address as may be given by each party from time to time under this Section. Notices shall be deemed properly given upon personal delivery, the day following deposit by overnight carrier, or three (3) days after deposit in the U.S. mail, or upon dispatch via electronic mail to an email address so designated by the parties.

10.    Parties in Interest. This Agreement is made solely for the benefit of the Advisor and the Company, its stockholders, directors and officers. No other person shall acquire or have any right under or by virtue of this Agreement.

11.    Entire Agreement; Amendments; Severability; Counterparts. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument.

12.    Applicable Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of California. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the state of California, including its statutes of limitations, without giving effect to any conflict- of-laws rule that would result in the application of the laws of a different jurisdiction. Any action arising out of this agreement shall be brought exclusively in a court of competent jurisdiction located in Los Angeles, California.

13.    Authority. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Advisor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STARCO BRANDS, INC.

By: /s/

Name:  Ross Sklar

Title:    Chief Executive Officer

ADVISOR:

Name:  [Advisor]

Address:

SCHEDULE 1

DUTIES

AS A BOARD ADVISOR, YOU SHALL:

1.    Attend and participate in up to [_____(__)] meetings per year. Your attendance at Board meetings shall be at the Board's invitation only. If you are invited to attend a Board meeting, your status will be as an observer, without any right to vote on matters submitted to a vote of the board.

2.    Be available upon reasonable advance notice to provide telephonic guidance and consultation to members of the Board/Company's management on an as-needed basis a maximum of [________].

3.    [Insert Other Specific Services as applicable]

SCHEDULE 2

COMPENSATION

As compensation for the Advisor's services under this Agreement, the Company shall pay to the Advisor shares of common stock of the Company, which shall be restricted and subject to vesting (the “Restricted Shares”)’ over a period of two years in 24 equal monthly installments (vesting at the end of each such period).

[Insert Number of Restrict Shares and vesting breakdown if applicable]

Notwithstanding the foregoing, no fractional shares shall vest upon each vesting date. Any fractional shares shall remain unvested and all unvested fractional shares shall vest upon the final vesting date.